Exhibit 10.16

GUARANTY OF COMPLETION

THIS GUARANTY OF COMPLETION (this “Completion Guaranty”), made and entered into on October 7, 2020 (“Effective Date”), by PureCycle Technologies LLC, a Delaware limited liability company (the “Guarantor”), in favor of UMB Bank, N.A., a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Southern Ohio Port Authority (the “Issuer”), intends to issue its $219,550,000 Exempt Facility Revenue Bonds (PureCycle Project), Tax-Exempt Series 2020A, its $20,000,000 Subordinate Exempt Facility Revenue Bonds (PureCycle Project), Tax-Exempt Series 2020B and its $10,000,000 Subordinate Exempt Facility Revenue Bonds (PureCycle Project), Taxable Series 2020C (collectively, the “Bonds”); and

WHEREAS, the Bonds are to be issued under and pursuant to an Indenture of Trust, dated as of October 1, 2020, by and between the Issuer and Trustee (the “Indenture”); and

WHEREAS, the proceeds derived from the issuance and sale of the Bonds are to be loaned to PureCycle: Ohio LLC (the “Borrower”), in order to assist the Borrower in financing the acquisition, construction, equipping and installation of a portion of a plastics recycling facility to be located in Lawrence County, Ohio (the “Project”), under a Loan Agreement, dated as of October 1, 2020, between the Issuer and the Borrower (the “Loan Agreement”); and

WHEREAS, the Guarantor is desirous that the Issuer issue the Bonds and apply the proceeds as aforesaid and is willing to enter into this Completion Guaranty to enhance the marketability of the Bonds and as an inducement to the purchase of the Bonds by the initial purchasers of the Bonds and any other persons who may at any time become owners of the Bonds;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Guarantor, intending to be legally bound, does hereby covenant and agree as follows:

Article I

DEFINITIONS AND USE OF PHRASES

Section	1.01 Definitions.

As used in this Completion Guaranty, the following terms and phrases shall have the following meanings:

“Bondowners” or “Owners” means, at the time or times of determination, the persons who are registered owners of Bonds under the terms of the Indenture.

“Guarantor’s Address” means the address which the Guarantor designates for the delivery of notices hereunder. Until changed by notice from the Guarantor to the Trustee, the Guarantor’s Address shall be:

PureCycle Technologies LLC
5950 Hazeltine National Drive, Suite 650

Orlando, FL 32822

Attention: Mike Otworth, Chief Executive Officer

“Note or Notes” means the Series 2020A Promissory Note in the aggregate principal amount of $219,550,000, the Series 2020B Subordinate Promissory Note in the aggregate principal amount of $20,000,000, and the Series 2020C Subordinate Promissory Note in the aggregate principal amount of $10,000,000, each dated as of the date hereof and each given by the Borrower in favor of the Issuer and assigned to the Trustee in respect of the Bonds.

“Outstanding,” when used with reference to Bonds, has the meaning assigned thereto in the Indenture.

“Trustee’s Address” means the address or office which the Trustee designates for the delivery of notices or payments hereunder or under the Indenture. Until changed by notice from the Trustee to the Guarantor, the Trustee’s Address is:

UMB Bank, N.A.

Corporate Trust & Escrow Services

120 South Sixth Street, Suite 1400

Minneapolis, MN 55402

Attn: Katie Carlson

Facsimile No.: 612-337-7039

Section	1.02 Use of Phrases; Rules of Construction.

The following provisions shall be applied wherever appropriate herein:

“Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Guaranty Agreement as an entirety and not solely to the particular portion of this Guaranty Agreement in which any such word is used.

The definitions set forth in Section 1.01 hereof shall be deemed applicable whether the words defined are herein used in the singular or the plural.

Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders.

Unless otherwise provided, any determinations or reports hereunder which require the application of accounting concepts or principles shall be made in accordance with generally accepted accounting principles.

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Article II

REPRESENTATIONS OF GUARANTOR

Section	2.01 Benefit to Guarantor.

The Guarantor represents that the financing represented by the Bonds is expected to result in financial and other valuable benefits to the Guarantor and constitutes good, sufficient and valuable consideration for the assumption by the Guarantor of its obligations hereunder.

Section	2.02 Financial Condition of Borrower.

The Guarantor has made an independent investigation and evaluation of the financial condition of the Borrower and has not relied (and will not rely) on any information or evaluation provided by the Issuer, the Trustee or the Bondowners regarding such condition or value.

Section	2.03 Absence of Conflicting Agreements.

The Guarantor represents that the execution and delivery of this Completion Guaranty will not conflict with or constitute a breach of or default under any indenture, loan agreement or instrument or agreement to which Guarantor is a party or by which Guarantor is bound.

Section	2.04 Absence of Litigation.

The Guarantor represents that it not a party to any litigation or administrative proceeding, nor so far as is known by the Guarantor is any litigation or administrative proceeding threatened against it, which in either case would, if adversely determined, cause any material adverse change in Guarantor’s financial condition, the conduct of its business or its ability to perform Guarantor’s obligations under this Completion Guaranty.

Section	2.05 Enforceability.

The Guarantor represents that this Completion Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except that such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors’ rights generally. The Guarantor is duly authorized to enter into this agreement and has duly authorized the execution and delivery of this Completion Guaranty.

Section	2.06 Date and Survival of Representations.

The representations of the Guarantor made in this Article II are made as of the date of delivery of this Completion Guaranty and all such representations shall survive the execution and delivery of this Completion Guaranty.

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Article III

AGREEMENTS

Section	3.01 Guaranty of Completion.

The Guarantor hereby unconditionally guarantees to the Trustee, for the benefit of the Bondowners, the following (the “Obligations”): (i) the full and complete performance by the Borrower of all the Borrower’s obligations with respect to the design, permitting, installation, construction and completion of the Project, including without limitation all changes orders, cost overruns and Capital Additions (as defined in the Indenture) not contemplated in the original general design and scope of the Facility (as defined in the Indenture) but which are necessary for the Project to achieve its name plate performance of 107.6 million pounds of ultra-pure recycled polypropylene (“UPRP”) per year, subject to the terms and conditions of the Loan Agreement, and (ii) the payment of all Project Costs (as defined in the Loan Agreement) required for or incurred prior to completion of the Project as described in subsection (i) above, as and when such payment shall become due. Without limiting the generality of the foregoing, the Guarantor guarantees that, subject to the terms and conditions of the Loan Agreement: (a)construction of the Project by the Completion Date (as defined in the Loan Agreement) will be undertaken and completed in accordance with the terms and conditions of the Loan Agreement and in accordance with the Plans and Specifications (as defined in the Loan Agreement) and Construction Budget (as defined in the Loan Agreement) for the Project;

(b)          the Project will be constructed and completed free and clear of any liens (other than liens granted to the Trustee under the Indenture and Permitted Liens (as defined in the Indenture)), which will be deemed to have occurred only upon the expiration of the applicable statutory periods of the State of Ohio within which valid construction, mechanics or materialmen liens may be recorded and served by reason of the design, supply or construction of the Project with any such liens that have been filed having been released, discharged of record, or bonded or, alternatively, the Trustee’s receipt of valid, unconditional final lien releases thereof from all persons entitled to record such liens;

(c)          all costs of design, permitting, installation, construction and completion of the Project, including any and all (i) Change Orders (as defined in the Indenture), (ii) cost overruns and (iii) any Capital Additions necessary for the Facility to achieve its name plate performance of 107.6 million pounds of UPRP per year will be paid when due; and

(d)          all claims, liabilities, losses and damages (including without limitation liquidated damages) owed by Borrower to each counterparty under the Project Documents.

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Section	3.02 Obligations of the Guarantor Upon Default By the Borrower.

If (1) construction of the Project is not commenced and completed as required pursuant to the Loan Agreement and constructed in the manner required by the Loan Agreement, (2) construction of the Project should be abandoned by Borrower prior to completion, or (3) any Event of Default under the Loan Agreement should otherwise exist with respect to the payment by Borrower for any costs relating to the construction of the Project, Guarantor will, within thirty (30) days after written notice of the Trustee: (a) diligently proceed to complete construction of the Project, and in connection therewith, Trustee shall, subject to the requirements of the Indenture and the Loan Agreement, disburse funds to the Guarantor pursuant to the terms of the Loan Agreement; provided, however, that prior to any such disbursement after the Guarantor commences performance of the Obligations, the Guarantor shall cure, or cause to be cured, all existing Events of Default under the Loan Agreement with respect to the construction of the Project, or in the payment for costs relating to the construction of the Project and shall certify in writing to the Trustee that all such Events of Default have been cured; (b) fully pay and discharge all claims of third parties for services furnished in connection with the construction of the Project; and (c) release and discharge or bond all claims of construction liens and equitable liens that may arise in connection with the of the Project. Notwithstanding the foregoing, the Guarantor reserves its rights to contest in good faith any claims of any third party in the same respects the Borrower has the ability to contest claims of such third party as set forth in any contract with such third party or elsewhere.

Section	3.03 Remedies.

If the Guarantor fails promptly to commence performance of the Obligations under this Guaranty within ten (10) days after receipt of written notice from the Trustee requiring same, the Trustee will have the following remedies in addition to all other remedies available to the Trustee under this Completion Guaranty, the Loan Agreement, the Indenture or applicable law:

(a)          The Trustee shall be entitled to proceed to perform, or engage a third party to perform, on behalf of the Guarantor all or any part of the Obligations and the Guarantor will, upon demand and whether or not construction is actually completed, pay to the Trustee, at any time and from time to time, all costs incurred by the Trustee, in performing such Obligations, together with interest thereon at the rate of interest applicable to the principal balance of the Bonds; and

(b)          The Trustee may bring any action at law or in equity or both to compel the Guarantor to perform its obligations under this Completion Guaranty, and may collect in any such action compensation for all costs incurred by the Trustee in exercising such rights provided, however, that the Guarantor shall not be liable for any consequential, punitive or exemplary damages under this Completion Guaranty.

Section	3.04 Guarantee is Absolute and Unconditional.

The obligations of the Guarantor under this Completion Guaranty shall be absolute, irrevocable and unconditional; the Guarantor unconditionally and irrevocably waives each and every defense which, under principles of guarantee and suretyship law, would otherwise operate to impair or diminish such obligations.

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The obligations of the Guarantor hereunder shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to, or the consent of, the Guarantor:

(a)	the compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Issuer or the Borrower under the Indenture, any Bond, the Loan Agreement, any Note or any agreement providing security for the foregoing;

(b)	the failure to give notice to the Guarantor of the occurrence of an event of default under the terms and provisions of this Completion Guaranty, the Indenture or the Loan Agreement;

(c)	the waiver by the Trustee or the Issuer of the payment, performance or observance by the Issuer, the Borrower or the Guarantor of any of the obligations, covenants or agreements of any of them contained in the Indenture, any Bond, the Loan Agreement, any Note, any agreement providing security for the foregoing, or this Completion Guaranty;

(d)	the extension of the time for payment of any principal of, premium, if any, or interest on any Notes or any Bonds or of the time for performance of any other obligations, covenants or agreements under or arising out of the Indenture, the Bonds, the Loan Agreement, the Notes, any agreement providing security for the foregoing or this or any other guarantee of the Bonds or the Notes or the extension or the renewal of any thereof;

(e)	the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in the Indenture, the Bonds, the Loan Agreement, the Notes or any agreement providing security for the foregoing;

(f)	the taking or the omission of any of the actions referred to in the Indenture, the Bonds, the Loan Agreement, the Notes or any agreement providing security for the foregoing;

(g)	any failure, omission, delay or lack of diligence on the part of the Issuer or the Trustee to enforce, assert or exercise any right, power or remedy conferred on the Issuer or the Trustee in the Indenture, the Bonds, the Loan Agreement, the Notes, any agreement providing security for the foregoing, this Completion Guaranty or the Guarantor, or any other act or acts on the part of the Issuer, Trustee or any of the owners from time to time of the Bonds;

(h)	to the extent permitted by law, the release or discharge of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Completion Guaranty by operation of law; and

(i)	the default or failure of the Guarantor fully to perform any of its obligations set forth in this Completion Guaranty.

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Section	3.05 No Set off, Etc.

No set off, counterclaim, reduction or diminution of an obligation, or any defense of any kind or nature which the Guarantor has or may have against the Issuer, the Trustee or any Bondowner shall be available hereunder to the Guarantor against the Issuer, the Trustee or any Bondowner.

Section	3.06 Waiver.

The obligations of the Guarantor hereunder shall arise absolutely, irrevocably and unconditionally when the Bonds shall have been issued, sold and delivered. The Guarantor hereby expressly and unconditionally waives each of the following (which waivers the Guarantor represents are knowingly, willingly and voluntarily given):

(a)          notice from the Trustee and the owners from time to time of any of the Bonds of their acceptance and reliance on this Completion Guaranty;

(b)          any subrogation to the rights of the Issuer, the Trustee or any Bondowner against the Borrower and any other claim against the Issuer, the Trustee or any Bondowner that arises as a result of payments made by the Guarantor pursuant to this Completion Guaranty, until the entire principal of and interest on the Notes and the Bonds shall have been paid and are not subject to any right of recovery and all of the other outstanding Obligations have been satisfied;

(c)          any claim for contribution against any co-guarantor until the entire principal of and interest on the Bonds shall have been paid and are not subject to any right of recovery and all of the other outstanding monetary Obligations have been satisfied;

(d)          any and all right to trial by jury in any action or proceeding relating to this Guaranty Agreement, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing; and

(e)          any right the Guarantor may now or hereafter have to claim or recover from the Trustee, the Issuer or the Bondowners any consequential, exemplary or punitive damages.

Section	3.07 Expenses.

The Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees, which may be incurred by the Trustee in enforcing or attempting to enforce this Completion Guaranty following any default by Guarantor hereunder, whether the same shall be enforced by suit or otherwise.

Section	3.08 Benefit.

This Completion Guaranty is entered into by the Guarantor for the benefit of Trustee and the owners from time to time of the Bonds and any successor trustee or trustees under the Indenture, all of whom shall be entitled to enforce performance and observance of this Completion Guaranty to the same extent provided for enforcement of remedies under the Indenture.

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Section	3.09 Financing of Other Projects.

The Guarantor will not finance, develop or construct (or participate in the financing, development or construction of) a plastics recycling facility within a 250-mile radius of the Project until the Bonds are paid in full; provided, however, the Guarantor may participate in the financing, development or construction of an expansion and/or addition to the Project.

Section	3.10 Establishment of Liquidity Reserve Account; Security Interest in Liquidity Reserve Account.

(a)          Not later than January 31, 2021, the Guarantor shall deposit $50,000,000 (the “Liquidity Reserve Amount”) in a segregated account of the Guarantor, to be used solely to secure the Guarantor’s obligations hereunder (the “Liquidity Reserve Account”), which funds shall only be disbursed for the purpose set forth in clause (c) below until this Guaranty terminates.

(b)          Guarantor hereby pledges, assigns and grants to the Trustee, for the benefit of itself and the holders of the Bonds, a security interest in all of its right, title and interest in, to and under the Liquidity Reserve Account. Guarantor shall, simultaneously with the deposit of funds in the Liquidity Reserve Account, execute an Escrow Agreement, in the form set forth in Exhibit A attached hereto (the “Guarantor Escrow Agreement”), by and among the Guarantor, the Trustee and U.S. Bank National Association (the “Deposit Bank”). The Deposit Bank shall disburse all funds on deposit in the Liquidity Reserve Account at the sole direction of the Trustee as set forth in Section 3.10(c) below. Under the Guarantor Escrow Agreement, Guarantor shall provide written investment instructions to the Trustee for the investment of funds and financial assets under the Guarantor Escrow Agreement. The Trustee shall not be responsible, and Guarantor shall indemnify and hold harmless the Trustee, for any losses, claims, damages, costs, break-fees and any other expenses arising out or associated with the Trustee following such direction and instruction.

(c)          Upon written notice from the Trustee to the Deposit Bank and the Guarantor pursuant to Section 2.13 of the Loan Agreement that the contingency funds on deposit in the Project Fund are less than $21,153,011, the Deposit Bank shall transfer to the Trustee, within three (3) Business Days by wire transfer in immediately available funds, an amount sufficient to replenish such contingency funds to not less than $21,153,011. Such funds shall be deposited into the Equity Account of the Project Fund.

(d)          The Guarantor shall, within three (3) Business Days following any notice from the Trustee pursuant to Section 3.10(c) hereof, deposit to the Liquidity Reserve Account in immediately available funds an amount sufficient to replenish the Liquidity Reserve Account to the Liquidity Reserve Amount.

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(e)           The Guarantor’s obligation under this Section 3.10 to maintain the Liquidity Reserve Amount in the Liquidity Reserve Account shall terminate upon the termination of this Agreement as set forth in Section 4.11 hereof.

Section	3.11 Additional Covenants.

(a)	Unless the Guarantor has provided written evidence to the Trustee that it has $100,000,000 (including the Liquidity Reserve Amount) of equity to support its obligations hereunder, the Guarantor shall not contribute equity to any additional project in an amount greater than thirty percent (30%) of total project costs of such additional project.

(b)	Guarantor shall:

(1)	provide written evidence to the Trustee that the Guarantor has obtained and maintains thereafter at least $75,000,000 (including the Liquidity Reserve Amount) of cash on its balance sheet no later than July 31, 2021 or deliver an irrevocable direct-pay letter of credit, for the benefit of the Trustee and for the account of the Guarantor, in a stated amount equal to such amount, which provides the Trustee with the right to draw upon the same to fund the Guarantor’s obligations hereunder; and

(2)	provide written evidence to the Trustee that the Guarantor has obtained and maintains thereafter at least $100,000,000 (including the Liquidity Reserve Amount) of cash on its balance sheet no later than January 31, 2022 or deliver an irrevocable direct-pay letter of credit, for the benefit of the Trustee and for the account of the Guarantor, in a stated amount equal to such amount, which provides the Trustee with the right to draw upon the same to fund the Guarantor’s obligations hereunder.

(c)	The Guarantor shall either (x) raise additional equity in an amount not less than $250,000,000 by January 31, 2021 and provide written evidence of the same to the Trustee by no later than January 31, 2021 or (y) if it has not raised such additional equity, then:

(1)	Guarantor shall deposit an amount equal to the difference between $250,000,000 and the amount of equity actually raised by PureCycle less the Liquidity Reserve, in twelve (12) equal monthly amounts, into a Guarantor held account (such account shall not be required to be subject to the Guarantor Escrow Agreement ), and provide the Trustee written evidence of such deposits, monthly, not later than the last day of each month, commencing on February 28, 2021, until a total of $200,000,000 has been deposited in such account; and

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(d)	The Guarantor shall not use any of the initial $250 million of equity raised after the date hereof for any future projects of the Guarantor or its affiliates at a level greater than 30% of the total project cost prior to the date this Guaranty terminates.

Article IV

MISCELLANEOUS

Section 4.03	Amendments.

This Completion Guaranty shall not be effectively amended, modified or altered until such modification, alteration or amendment is reduced to writing and executed by both parties hereto.

Section 4.04	Successors.

Except as limited or conditioned by the express provisions hereof, the provisions of this Completion Guaranty shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

Section 4.05	Governing Law.

The laws of the State of Ohio shall govern this Completion Guaranty.

Section 4.06	Jurisdiction.

The Guarantor hereby consents to the jurisdiction of any state or federal court situated in the State of Ohio, and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Completion Guaranty, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. Nothing herein shall affect the rights of the Trustee, the Issuer or the Bondowners to serve process in any manner permitted by law, or limit the rights of the Trustee, the Issuer or the Bondowners to bring legal proceedings against the Guarantor or its property or assets in the competent courts of any other jurisdiction or jurisdictions.

Section 4.07	Captions.

The captions or headings in this Completion Guaranty are for convenience only and in no way define, limit or describe the scope or intent of any of the provisions of this Completion Guaranty.

Section 4.08	Counterparts.

This Completion Guaranty may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were on the same instrument.

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Section 4.09	Notices.

All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when hand delivered or when mailed by certified or registered mail, postage prepaid, or by prepaid telegram addressed as follows: (i) if to the Trustee, at the Trustee’s Address as provided in Article I hereof, and (ii) if to the Guarantor, at the Guarantor’s Address as provided in Article I hereof.

A duplicate copy of each notice, certificate or other communication given hereunder by either the Trustee or the Guarantor shall also be concurrently given to the Borrower at the “Borrower’s Address,” to the Issuer at the “Issuer’s Address,” both as specified in Section 1.01 of the Indenture and to each Bondowner at its address set forth in the registration books maintained by the Bond Registrar.

Section 4.10	Severability.

This Completion Guaranty constitutes the entire agreement between the Trustee and Guarantor with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Trustee unless expressed herein. If any provisions of this Completion Guaranty shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions, or in all cases because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstance shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever. The invalidity of any one or more phrases, sentences, clauses or Sections in this Completion Guaranty contained, shall not affect the remaining portions of this Completion Guaranty, or any part thereof.

Section 4.11	Termination.

This Completion Guaranty, including the obligation to maintain the Liquidity Reserve Account pursuant to Section 3.10 hereto, shall be terminated and the Guarantor thereby released from its obligations hereunder only upon the (i) the completion of all Obligations set forth in Section 3.01 hereof; (ii) the expiration of the twelfth (12th) month following the completion of thirty (30) consecutive days of full name plate operations of the Project following completion; and (iii) the satisfaction in all respects of the distribution test set forth in Section 2.4(b)(viii) of the Loan Agreement. The foregoing provision notwithstanding, Section 3.09 of this Completion Guaranty shall survive termination of this Agreement and shall remain in full force and effect until the Bonds are paid in full.

Section 4.12	Specific Performance.

Guarantor acknowledges and agrees that it may be impossible to measure accurately the damages to the Trustee or the holders of the Bonds resulting from a breach of Guarantor’s covenant to discharge or perform the Obligations, that such a breach will cause irreparable injury to the Trustee and that the Trustee may not have an adequate remedy at law in respect of such breach. As a consequence, Guarantor agrees that such covenant shall be specifically enforceable against Guarantor. Guarantor hereby waives and agrees not to assert in any action for specific performance of such covenant any defense that specific performance is not an available remedy.

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Section 4.13	Rights and Protections of Trustee.

This Completion Guaranty is for the benefit of the Trustee. The Trustee shall be entitled to all of the same rights, benefits, privileges, immunities, disclaimers, exculpations, indemnitees and protections with respect to any action or omission as Trustee hereunder as are set forth in the Indenture with respect to actions or omissions of the Trustee thereunder, and this Completion Guaranty shall secure all obligations and liabilities owing to the Trustee, as Trustee under the Indenture. Trustee may rely (and shall be fully protected in so relying) on the direction of the Majority Holders with respect to any action taken or the exercise of any right, remedy or discretion or the giving of any consent or approval as Trustee under this Completion Guaranty, and the Trustee may refrain from giving any consent, approval, or direction, from making any demand, or from taking any other action or exercising any remedy, unless and until directed to do so by the Majority Holders and receipt of indemnification satisfactory to it as and to the extent provided under the Indenture.

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IN WITNESS WHEREOF, the Guarantor has executed this Guaranty Agreement, all as of the date first above written.

PURECYCLE TECHNOLOGIES LLC,
a Delaware limited liability company

By:	/s/ Michael Otworth
Name:	Michael Otworth
Title:	Chief Executive Officer